Exhibit 99.1

Press Release

BayCom Corp Reports 2024 Second Quarter Earnings of $5.6 Million

WALNUT CREEK, CA, July 18, 2024--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $5.6 million, or $0.50 per diluted common share, for the second quarter of 2024, compared to earnings of $5.9 million, or $0.51 per diluted common share, for the first quarter of 2024 and $7.2 million, or $0.59 per diluted common share, for the second quarter of 2023.

Net income for the second quarter of 2024 compared to the first quarter of 2024 decreased $277,000, or 4.7%, primarily as a result of a $112,000 decrease in net interest income and a $579,000 decrease in noninterest income, partially offset by a $81,000 decrease in provision for credit losses, a $59,000 decrease in noninterest expense and a $274,000 decrease in provision for income taxes. Net income for the second quarter of 2024 compared to the second quarter of 2023 decreased $1.6 million, or 22.3%, primarily as a result of a $2.0 million decrease in net interest income partially offset by a $397,000 increase in noninterest income, a $545,000 decrease in noninterest expenses, and a $869,000 decrease in provision for income taxes.

Net income for the six months ended June 30, 2024 compared to the same period in 2023 decreased $2.9 million, or 20.3%, primarily as a result of a $4.8 million decrease in net interest income, partially offset by a $898,000 increase in noninterest income, a $1.0 million decrease in noninterest expense and a $1.4 million decrease in provision for income taxes.

George Guarini, President and Chief Executive Officer, commented, “Our financial results have continued on a similar trend for the past five quarters; however, the decline in net interest margin has slowed.  We continue to see low loan demand, but our deposit base has stabilized. Overall, our financial condition remains strong, and we have not observed systemic credit weakness.”

Looking ahead, Guarini expressed cautious optimism, stating, "We anticipate continued challenges in loan demand and M&A prospects; however, we believe the tide may be turning in loan demand and are positioning our lending platform accordingly.  We remain vigilant in managing operating costs and remain committed to strategically repurchasing shares and paying cash dividends, reinforcing our dedication to delivering long-term value for both our clients and shareholders."

Second Quarter Performance Highlights:

●	Annualized net interest margin was 3.69% for the current quarter, compared to 3.72% for the preceding quarter and 4.02% for the same quarter a year ago.
●	Annualized return on average assets was 0.87% for the current quarter, compared to 0.92% for the preceding quarter and 1.13% for the same quarter a year ago.
●	Assets totaled $2.6 billion at June 30, 2024, March 31, 2024, and June 30, 2023.
●	Loans, net of deferred fees, totaled $1.9 billion at both June 30, 2024 and March 31, 2024, compared to $2.0 billion at June 30, 2023.
●	Nonperforming loans totaled $16.1 million or 0.87% of total loans, at June 30, 2024, compared to $16.5 million or 0.87% of total loans, at March 31, 2024, and $12.8 million, or 0.64% of total loans, at June 30, 2023.
●	The allowance for credit losses for loans totaled $19.0 million, or 1.02% of total loans outstanding, at June 30, 2024, compared to $18.9 million, or 1.00% of total loans outstanding, at March 31, 2024, and $19.1 million, or 0.95% of total loans outstanding, at June 30, 2023.

●	A $171,000 provision for credit losses was recorded during the current quarter, compared to a $252,000 provision for credit losses in the prior quarter and a $1.3 million reversal of credit losses in the same quarter a year ago.
●	Deposits totaled $2.2 billion at June 30, 2024, compared to $2.1 billion at both March 31, 2024 and June 30, 2023. At June 30, 2024, noninterest-bearing deposits totaled $618.6 million, or 28.4% of total deposits, compared to $630.0 million, or 29.4% of total deposits, at March 31, 2024, and $664.1 million, or 30.9% of total deposits, at June 30, 2023.
●	The Company repurchased 204,794 shares of common stock at an average cost of $20.17 per share during the second quarter of 2024, compared to 198,120 shares of common stock repurchased at an average cost of $20.20 per share during the first quarter of 2024, and 543,955 shares of common stock repurchased at an average cost of $16.71 per share during the second quarter of 2023.
●	On May 24, 2024, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.10 per share, which was paid on July 11, 2024 to shareholders of record as of June 13, 2024.
●	The Bank remained a “well-capitalized” institution for regulatory capital purposes at June 30, 2024.

Earnings

Net interest income decreased $112,000, or 0.5%, to $22.3 million for the second quarter of 2024 from $22.4 million in the prior quarter, and decreased $2.0 million, or 8.2%, from $24.3 million in the same quarter a year ago. The decrease in net interest income from the previous quarter reflects a minimal decrease in interest income on loans and an increase in interest expense on deposits, partially offset by increases in interest income on federal funds sold and interest-bearing balances in banks and interest income on investment securities. The decrease in net interest income from the same quarter in 2023 reflects an increase in interest expense on deposits and a decrease in interest income on loans, partially offset by increases in interest income on federal funds sold and interest-bearing balances in banks, interest income on investment securities and dividends on FHLB stock. Average interest-earning assets increased $9.6 million, or 0.40%, and increased $9.0 million, or 0.37%, for the second quarter of 2024 compared to the first quarter of 2024 and the second quarter of 2023, respectively. The average yield earned (annualized) on interest earning assets for the second quarter of 2024 was 5.37%, compared to 5.28% for the first quarter of 2024 and 5.18% for the second quarter of 2023. The average rate paid (annualized) on interest-bearing liabilities for the second quarter of 2024 was 2.54%, compared to 2.40% for the first quarter of 2024, and 1.82% for the second quarter of 2023. The increases in average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities for the second quarter of 2024 compared to the same quarter a year ago reflect rising market interest rates.

Interest income on loans, including fees, decreased $243,000, or 1.0%, from $25.3 million for the prior quarter to $25.0 million for the three months ended June 30, 2024, primarily due to a $52.0 million decrease in the average balance of loans, partially offset by a nine basis point increase in the average loan yield. Interest income on loans, including fees, decreased $1.7 million, or 6.2%, for the three months ended June 30, 2024 from $26.7 million for three months ended June 30, 2023, primarily due to a $168.5 million decrease in the average balance of loans, partially offset by a 19 basis point increase in the average loan yield. The average balance of loans was $1.9 billion for both the second quarter and first quarter of 2024, compared to $2.0 billion for the second quarter of 2023. The average yield on loans was 5.41% for the second quarter of 2024, compared to 5.32% for the first quarter of 2024 and 5.28% for the second quarter of 2023. The increase in the average yield on loans from the first quarter of 2024 to the second quarter of 2024 was due in part to reversal of interest on new non-accrual loans during the first quarter of 2024, with no similar activity during the second quarter of 2024. The increase in the average yield on loans from the second quarter of 2023 was due to the impact of increased rates on variable rate loans as well as new loans being originated at higher market interest rates.

Interest income on loans included $124,000, $98,000, and $5,000 in accretion of the net discount on acquired loans for the three months ended June 30, 2024, March 31, 2024, and June 30, 2023, respectively. The balance of the net discounts on these acquired loans totaled $540,000, $392,000, and $331,000 at June 30, 2024, March 31, 2024, and June 30, 2023, respectively. Interest income included fees related to prepayment penalties of $70,000 for the three months ended June 30, 2024, compared to $176,000 and $48,000 for the three months ended March 31, 2024 and June 30, 2023, respectively.

Interest income on investment securities increased $225,000, or 11.5%, to $2.2 million for the three months ended June 30, 2024, compared to $2.0 million for the three months ended March 31, 2024, and increased $488,000, or 28.8%, from $1.7 million for the three months ended June 30, 2023. The average yield on investment securities increased 26 basis points to 4.50% for the three months ended June 30, 2024, compared to 4.24% for the three months ended March 31, 2024, and increased 51 basis points from 3.99% for the three months ended June 30, 2023. The increases in average yield were due to higher market interest rates on newly purchased securities.  The average balance of investment securities totaled $195.1 million for the three months ended June 30, 2024, compared to $185.7 million and $170.1 million for the three months ended March 31, 2024 and June 30, 2023, respectively. In addition, during the second quarter of 2024, we received $395,000 in cash dividends on our FRB and FHLB stock, down 5.0% from $416,000 received in the first quarter of 2024 and up 16.2% from $340,000 received in the second quarter of 2023.

Interest income on federal funds sold and interest-bearing balances in banks increased $704,000, or 17.1%, to $4.8 million for the three months ended June 30, 2024, compared to $4.1 million for the three months ended March 31, 2024, and increased $2.3 million, or 88.2%, from $2.6 million for the three months ended June 30, 2023, as a result of changes in the average yield and average balance. The average yield on federal funds sold and interest-bearing balances in banks decreased one basis point to 5.47% for the three months ended June 30, 2024, compared to 5.48% for the three months ended March 31, 2024, and increased 33 basis points from 5.14% for the three months ended June 30, 2023. The average balance of federal funds sold and interest-bearing balance in banks totaled $354.3 million for the three months ended June 30, 2024, compared to $302.1 million and $199.9 million for the three months ended March 31, 2024 and June 30, 2023, respectively. The increase in average balance during the current quarter compared to the prior quarter and the same quarter one year ago was due to higher retained cash balances as a result of lower new loan production.

Interest expense for the three months ended June 30, 2024 increased $774,000, or 8.3%, to $10.1 million, compared to $9.3 million for the three months ended March 31, 2024, and increased $3.1 million, or 44.9%, compared to $7.0 million for the three months ended June 30, 2023, reflecting higher funding costs primarily related to increased rates of interest on our deposits due to higher market rates. The average balance of deposits totaled $2.1 billion for the second quarter of 2024, first quarter of 2024 and second quarter of 2023. The average cost of funds for the second quarter of 2024 was 2.54%, compared to 2.40% for the first quarter of 2024 and 1.82% for the second quarter of 2023. The increase in the average cost of funds during the current quarter compared to the prior quarter of 2024 and the second quarter of 2023 was due to higher interest rates paid on money market and time deposits due to increased competition and pricing pressures and a change in deposit mix due to a shift of deposits from noninterest-bearing accounts to higher costing money market and time deposits. The average cost of deposits for the three months ended June 30, 2024 was 1.69%, compared to 1.55% for the three months ended March 31, 2024, and 1.10% for the three months ended June 30, 2023. The average balance of noninterest-bearing deposits decreased $19.3 million, or 3.01%, to $620.5 million for the three months ended June 30, 2024, compared to $639.7 million for the three months ended March 31, 2024 and decreased $57.0 million, or 8.4%, compared to $677.5 million for the three months ended June 30, 2023.

Annualized net interest margin was 3.69% for the second quarter of 2024, compared to 3.72% for the first quarter of 2024 and 4.02% for the second quarter of 2023. The average yield on interest earning assets for the second quarter of 2024 increased nine basis points and 19 basis points over the average yields for the first quarter of 2024 and the second quarter of 2023, respectively, while the average rate paid on interest-bearing liabilities for second quarter of 2024 increased 14 basis points and 72 basis points over the average rates paid for the first quarter of 2024 and the second quarter of 2023, respectively. Net interest margin in the second quarter of 2024 as compared to the first quarter of 2024 and second quarter of 2023 was negatively impacted by increasing funding costs which outpaced, on a percentage basis, increasing yields on loans and investment securities.

Accretion of the net discount had minimal to no impact on the average yield on loans during the second quarter of 2024, the first quarter of 2024 and the second quarter of 2023.

The Company recorded a $171,000 provision for credit losses for the second quarter of 2024, compared to provision for credit losses of $252,000 and $1.3 million reversal of credit losses for the first quarter of 2024 and the second quarter of 2023, respectively. The provision for credit losses in the second quarter of 2024 was mainly driven by a replenishment of the allowance, partially offset by decreases in outstanding loan balances, leading to lower quantitative reserves. Net charges-offs totaled $76,000 during the second quarter of 2024, which included a $160,000 charge-off for one loan, which was fully specifically reserved for at March 31, 2024. No changes were made to the qualitative risk factor conclusions during the second quarter of 2024. The quantitative reserve was impacted by improvement in forecasted economic conditions for national gross domestic product, offset by increasing forecasted national unemployment, both of which are key indicators utilized to estimate credit losses.

Noninterest income for the second quarter of 2024 decreased $579,000, or 28.08%, to $1.5 million compared to $2.1 million in the prior quarter of 2024, and increased $397,000, or 36.6%, compared to $1.1 million for the second quarter of 2023. The decrease in noninterest income for the current quarter compared to the prior quarter of 2024 was primarily due to a $894,000 decrease in gain on equity securities as a result of deterioration in fair value adjustments on these securities due to changes in market conditions and a $105,000 decrease in service charges and other fees, partially offset by a $287,000 increase in gain on sale of loans, a $101,000 increase in income on investment in a Small Business Investment Company (“SBIC”) fund and a $49,000 increase in loan servicing fees and other fees. The increase in noninterest income for the current quarter compared to the same quarter in 2023 was primarily due to a $596,000 increase in gain on equity securities and a $219,000 increase in gain on sale of loans, partially offset by a $154,000 decrease in income on an investment in SBIC fund, a $152,000 decrease in loan servicing fees and other fees due to lower loan origination volume and a $148,000 decrease in service charges and other fees primarily due to fewer customer deposits placed in Certificate of Deposit Account Registry Service (“CDARS”) and Insured Cash Sweep (“ICS”) money market product services via the IntraFi Network.

Noninterest expense for the second quarter of 2024 decreased $59,000, or 0.4%, to $16.1 million compared to $16.1 million for the prior quarter of 2024, and decreased $545,000, or 3.3%, compared to $16.6 million for the second quarter of 2023. The decrease in noninterest expense for current quarter compared to the prior quarter of 2024 was primarily due to a $394,000 decrease in salaries and employee benefits as a result of a decrease in the number of full-time equivalent employees and a $103,000 decrease in data processing expense primarily due to vendor data processing invoice credits, partially offset by a $459,000 increase in other expenses due to increased legal costs and fraudulent check losses. The decrease in noninterest expense for the second quarter of 2024 compared to the second quarter of 2023 was primarily due to a $1.1 million decrease in salaries and employee benefits as a result of a $485,000 decrease in bonus accrual and decrease in full-time equivalent employees, partially offset by a $365,000 increase in other expense due to increased legal costs, professional fees, FDIC insurance costs, and fraudulent check losses, and a $159,000 increase in occupancy and equipment expense.

The provision for income taxes decreased $274,000, or 12.1%, to $2.0 million for the second quarter of 2024 compared to $2.3 million for the first quarter of 2024 and decreased $869,000, or 30.3%, from $2.9 million for the second quarter of 2023. The effective tax rate for the second quarter of 2024 was 26.3%, compared to 27.9% for the prior quarter of 2024 and 28.4% for the second quarter of 2023. The effective tax rate remained relatively consistent with the prior quarter of 2024 and was lower compared to the second quarter of 2023 due to higher low-income housing tax credits.

Loans and Credit Quality

Loans, net of deferred fees, decreased $22.6 million and $149.1 million from March 31, 2024 and June 30, 2023, respectively, and totaled $1.9 billion at both June 30, 2024 and March 31, 2024, compared to $2.0 billion at June 30, 2023. The decrease in loans at June 30, 2024 compared to March 31, 2024 primarily was due to $64.5 million of loan repayments and $3.6 million in loans sold, partially offset by $18.0 million of new loan originations and $27.6 million of loan purchases during the current quarter.

Nonperforming loans, consisting solely of non-accrual loans, totaled $16.1 million, or 0.87% of total loans, at June 30, 2024, compared to $16.5 million, or 0.64% of total loans, at March 31, 2024, and $12.8 million, or 0.64% of total loans, at June 30, 2023. The decrease in nonperforming loans from the prior quarter-end was primarily due to the pay-down on one non-accrual loan totaling $633,000, charge-off of one non-accrual loan totaling $160,000, payoff of one nonaccrual loan of $100,000, and to a lesser extent paydowns on other non-accrual loans, partially offset by one new loan placed on non-accrual during the current quarter for $780,000.

The portion of nonaccrual loans guaranteed by government agencies totaled $2.2 million at both June 30, 2024 and March 31, 2024, compared to $801,000 at June 30, 2023. There were no loans 90 days or more past due and still accruing and in the process of collection at June 30, 2024, March 31, 2024, and June 30, 2023. Accruing loans past due between 30 and 89 days at June 30, 2024, were $1.5 million, compared to $2.6 million at March 31, 2024, and $1.6 million at June 30, 2023. The decrease in accruing loans past due between 30-89 days at June 30, 2024 compared to March 31, 2024, was primarily due to timing of borrower payments. There was minimal change in the total accruing loans past due between 30-89 days at June 30, 2024 compared to June 30, 2023.

At June 30, 2024, the Company’s allowance for credit losses for loans was $19.0 million, or 1.02% of total loans, compared to $18.9 million, or 1.00% of total loans, at March 31, 2024 and $19.1 million, or 0.95% of total loans, at June 30, 2023. We recorded net charge-offs of $76,000 for the second quarter of 2024, compared to net charge-offs of $3.4 million in the prior quarter of 2024 and net charge-offs of $60,000 in the second quarter of 2023. The decrease in net charge-offs during the second quarter of 2024 compared to the prior quarter of 2024 was primarily due to one charge-off of $160,000 and one recovery of $97,000 during the current quarter, compared to partial charge-offs of two non-accrual loans totaling $2.9 million, as well as complete write-offs of five non-accrual loans totaling $435,000 during the first quarter of 2024. These actions were taken due to collateral shortfalls deemed uncollectable. There was minimal change in net charge-offs as compared to the second quarter of 2023.

As of June 30, 2024, acquired loans net of their discount totaled $186.3 million with a remaining net discount on these loans of $540,000, compared to $200.4 million of acquired loans with a remaining net discount of $392,000 at March 31, 2024, and $234.7 million of acquired loans with a remaining net discount of $331,000 at June 30, 2023. The change in the net discount from March 31, 2024, was due to the payoff during the current quarter of loans acquired at a premium. The net discount includes a credit discount based on estimated losses on the acquired loans, partially offset by a premium, if any, based on market interest rates on the date of acquisition.

Deposits and Borrowings

Deposits totaled $2.2 billion at June 30, 2024, compared to $2.1 billion at both March 31, 2024 and June 30, 2023. The deposit mix shifted, in part, due to interest rate sensitive clients moving a portion of their non-operating deposit balances from lower costing deposits, including noninterest-bearing deposits, into higher costing money market and time deposits. At June 30, 2024, noninterest-bearing deposits totaled $618.6 million, or 28.4% of total deposits, compared to $630.0 million, or 29.4% of total deposits, at March 31, 2024, and $664.1 million, or 30.9% of total deposits, at June 30, 2023.

We consider our deposit base to be seasoned, stable and well-diversified, and we do not have any significant industry concentrations among our non-insured deposits. We also offer an insured cash sweep product (ICS) that allows customers to insure deposits above FDIC insurance limits. At June 30, 2024 and March 31, 2024, our average deposit account size (excluding public funds), calculated by dividing period-end deposits by the population of accounts with balances, was approximately $59,000 and $58,100, respectively.

The Bank has an approved secured borrowing facility with the FHLB of San Francisco for up to 25% of total assets for a term not to exceed five years under a blanket lien of certain types of loans, with no FHLB advances outstanding at June 30, 2024, March 31, 2024 or June 30, 2023. The Bank has Federal Funds lines with four corresponding banks with an aggregate available commitment on these lines of $65.0 million at June 30, 2024. There were no amounts outstanding under these lines at June 30, 2024, March 31, 2024 or June 30, 2023. During the first quarter of 2024, the Bank was approved for discount window advances with the FRB of San Francisco secured by certain loan types. At both June 30, 2024 and March 31, 2024, the Bank had no FRB of San Francisco advances outstanding.

At June 30, 2024 and March 31, 2024, the Company had outstanding junior subordinated debt, net of fair value adjustments, related to junior subordinated deferrable interest debentures assumed in connection with its previous acquisitions totaling $8.6 million, compared to $8.5 million at June 30, 2023. At June 30, 2024, the Company had outstanding subordinated debt, net of costs to issue, totaling $63.7 million, compared to $63.6 million and $63.8 million at March 31, 2024 and June 30, 2023, respectively.

At June 30, 2024, March 31, 2024 and June 30, 2023, the Company had no other borrowings outstanding.

Shareholders’ Equity

Shareholders’ equity totaled $315.3 million at June 30, 2024, compared to $314.2 million at March 31, 2024, and $307.0 million at June 30, 2023. The increase at June 30, 2024 compared to March 31, 2024, reflects $5.6 million of net income during the current quarter and a $506,000 decrease in accumulated other comprehensive loss, net of taxes, partially offset by repurchases of $4.1 million of common stock and $1.1 million of accrued cash dividends payable. At June 30, 2024, 516,838 shares remained available for future repurchases under the Company’s current stock repurchase plan.

The increase to shareholders’ equity for activity during the three months June 30, 2024, as compared to activity during three months ended June 30, 2023, primarily was due to a $4.1 million decrease in accumulated other comprehensive loss, net of taxes, partially offset by a $2.9 million decrease in net income.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and their affiliates in California, Washington, New Mexico, Colorado and Nevada. The Bank is an Equal Housing Lender and a member of FDIC. The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the past increases in the Federal Reserve benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; review of the Company’s accounting, accounting policies and internal control over financial reporting; risks and uncertainties related to the recent restatement of certain of our historical consolidated financial statements; the subsequent discovery of additional adjustments to the Company’s previously issued financial statements; future acquisitions by the Company of other depository institutions or lines of business;  fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; environmental, social and governance goals; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission (“SEC”), which are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended
	June 30,	March 31,	June 30,
	2024	2024	2023

Interest income
Loans, including fees	$25,014	$25,257	$26,667
Investment securities	2,181	1,956	1,693
Fed funds sold and interest-bearing balances in banks	4,819	4,115	2,560
FHLB dividends	247	272	196
FRB dividends	145	144	144
Total interest and dividend income	32,406	31,744	31,260
Interest expense
Deposits	9,002	8,227	5,881
Subordinated debt	891	893	895
Junior subordinated debt	218	217	203
Total interest expense	10,111	9,337	6,979
Net interest income	22,295	22,407	24,281
Provision for (reversal of) credit losses	171	252	(1,260)
Net interest income after provision for (reversal of) credit losses	22,124	22,155	25,541
Noninterest income
Gain on sale of loans	287	—	68
(Loss) gain on equity securities	(321)	573	(917)
Service charges and other fees	734	839	882
Loan servicing fees and other fees	441	392	593
Income (loss) on investment in SBIC fund	71	(30)	225
Other income and fees	271	288	235
Total noninterest income	1,483	2,062	1,086
Noninterest expense
Salaries and employee benefits	9,642	10,036	10,745
Occupancy and equipment	2,133	2,154	1,974
Data processing	1,650	1,753	1,616
Other expense	2,587	2,128	2,222
Total noninterest expense	16,012	16,071	16,557
Income before provision for income taxes	7,595	8,146	10,070
Provision for income taxes	1,995	2,269	2,864
Net income	$5,600	$5,877	$7,206

Net income per common share:
Basic	$0.50	$0.51	$0.59
Diluted	0.50	0.51	0.59

Weighted average shares used to compute net income per common share:
Basic	11,254,233	11,525,752	12,228,206
Diluted	11,254,233	11,525,752	12,228,206

Comprehensive income
Net income	$5,600	$5,877	$7,206
Other comprehensive income (loss):
Change in unrealized gain (loss) on available-for-sale securities	710	696	(4,999)
Deferred tax (expense) benefit	(204)	(212)	1,437
Other comprehensive income (loss), net of tax	506	484	(3,562)
Comprehensive income	$6,106	$6,361	$3,644

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

(Dollars in thousands)

	June 30,	March 31,	June 30,
	2024	2024	2023

Assets
Cash and due from banks	$23,278	$20,379	$36,637
Federal funds sold and interest-bearing balances in banks	367,930	327,953	213,562
Cash and cash equivalents	391,208	348,332	250,199
Time deposits in banks	747	996	1,992
Investment securities available-for-sale ("AFS")	183,633	167,919	146,506
Equity securities	12,837	13,158	11,912
Federal Home Loan Bank ("FHLB") stock, at par	11,313	11,313	11,313
Federal Reserve Bank ("FRB") stock, at par	9,635	9,630	9,616
Loans held for sale	—	1,684	—
Loans, net of deferred fees	1,864,172	1,886,730	2,013,307
Allowance for credit losses for loans	(19,000)	(18,890)	(19,100)
Premises and equipment, net	14,052	14,355	13,039
Core deposit intangible	3,304	3,610	4,527
Cash surrender value of bank owned life insurance policies, net	23,225	23,044	22,528
Right-of-use assets	12,874	13,460	15,270
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	47,095	46,530	47,539
Total Assets	$2,593,933	$2,560,709	$2,567,486

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$618,617	$629,962	$664,096
Interest-bearing deposits
Transaction accounts and savings	725,550	725,399	775,117
Premium money market	302,738	273,329	248,730
Time deposits	528,105	514,217	459,123
Total deposits	2,175,010	2,142,907	2,147,066
Junior subordinated deferrable interest debentures, net	8,605	8,585	8,524
Subordinated debt, net	63,651	63,609	63,796
Salary continuation plans	4,733	4,667	4,955
Lease liabilities	13,779	14,321	15,947
Interest payable and other liabilities	12,890	12,385	20,184
Total Liabilities	2,278,668	2,246,474	2,260,472

Shareholders’ Equity
Common stock, no par value	173,395	177,362	187,866
Accumulated other comprehensive loss, net of tax	(13,602)	(14,108)	(16,420)
Retained earnings	155,472	150,981	135,568
Total Shareholders’ Equity	315,265	314,235	307,014
Total Liabilities and Shareholders’ Equity	$2,593,933	$2,560,709	$2,567,486

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Selected Financial Ratios and Other Data:	2024	2024	2023	2024	2023

Performance Ratios:
Return on average assets (1)	0.87%	0.92%	1.13%	0.90%	1.13%
Return on average equity (1)	7.11	7.44	9.22	7.28	9.12
Yield earned on average interest-earning assets (1)	5.37	5.28	5.18	5.31	5.15
Rate paid on average interest-bearing liabilities (1)	2.54	2.40	1.82	2.47	1.60
Interest rate spread - average during the period (1)	2.83	2.88	3.36	2.84	3.55
Net interest margin (1)	3.69	3.72	4.02	3.70	4.16
Loan to deposit ratio	85.71	88.05	93.77	85.71	93.77
Efficiency ratio (2)	67.34	65.68	65.27	66.49	63.40
Charge-offs, net	$76	$3,372	$60	$3,448	$375

Per Share Data:
Shares outstanding at end of period	11,172,323	11,377,117	11,900,022	11,172,323	11,900,022
Average diluted shares outstanding	11,254,233	11,525,752	12,228,206	11,389,992	12,462,539
Diluted earnings per share	$0.50	$0.51	$0.59	$1.01	$1.16
Book value per share	28.22	27.62	25.80	28.22	25.82
Tangible book value per share (3)	24.45	23.89	22.16	24.45	22.16

Asset Quality Data:
Nonperforming assets to total assets (4)	0.62%	0.64%	0.50%
Nonperforming loans to total loans (5)	0.87%	0.87%	0.64%
Allowance for credit losses on loans to nonperforming loans (5)	117.81%	114.55%	148.86%
Allowance for credit losses on loans to total loans	1.02%	1.00%	0.95%
Classified assets (graded substandard and doubtful)	$38,796	$39,352	$21,546
Total accruing loans 30‑89 days past due	1,468	2,625	1,623
Total loans 90 days past due and still accruing	—	—	—

Capital Ratios:
Tier 1 leverage ratio — Bank (6)	13.62%	13.41%	13.05%
Common equity tier 1 capital ratio — Bank (6)	17.45%	16.91%	16.60%
Tier 1 capital ratio — Bank (6)	17.45%	16.91%	16.60%
Total capital ratio — Bank (6)	18.42%	17.87%	17.59%
Equity to total assets — end of period	12.15%	12.27%	11.97%
Tangible equity to tangible assets — end of period (3)	10.70%	10.79%	10.46%

Loans:
Real estate	$1,690,179	$1,707,064	$1,816,355
Non-real estate	157,335	162,791	183,780
Nonaccrual loans	16,128	16,491	12,831
Mark to fair value at acquisition	540	392	331
Total Loans	1,864,182	1,886,738	2,013,297
Net deferred fees on loans	(10)	(8)	10
Loans, net of deferred fees	$1,864,172	$1,886,730	$2,013,307

Other Data:
Number of full-service offices	35	35	34
Number of full-time equivalent employees	338	345	383

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)	Regulatory capital ratios are for United Business Bank only.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains tangible book value per share and tangible equity to tangible assets, both of which are non-GAAP financial measures. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible equity and tangible common shareholders’ equity exclude intangible assets from shareholders’ equity, and tangible assets exclude intangible assets from total assets. For these financial measures, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that these measures are consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents these measures to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its peers. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below:

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	June 30,	March 31,	June 30,
	2024	2024	2023

Tangible Book Value:
Total equity and common shareholders’ equity (GAAP)	$315,265	$314,235	$307,014
less: Goodwill and other intangibles	42,142	42,448	43,365
Tangible equity and common shareholders’ equity (Non-GAAP)	$273,123	$271,787	$263,649

Total assets (GAAP)	$2,593,933	$2,560,709	$2,567,486
less: Goodwill and other intangibles	42,142	42,448	43,365
Total tangible assets (Non-GAAP)	$2,551,791	$2,518,261	$2,524,121

Equity to total assets (GAAP)	12.15%	12.27%	11.96%
Tangible equity to tangible assets (Non-GAAP)	10.70%	10.79%	10.45%
Book value per share (GAAP)	$28.22	$27.62	$25.80
Tangible book value per share (Non-GAAP)	$24.45	$23.89	$22.16

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp